Exhibit 99.1

7 Jack Cooper Holdings Corp. Third Quarter 2016 Earnings Call November 17, 2016 R: 11 G: 63 B: 111 R: 165 G: 181 B: 146 R: 243 G: 154 B: 71 R: 127 G: 169 B: 207 R: 255 G: 215 B: 0 0

This presentation has been prepared by Jack Cooper Holdings Corp. (“JCHC” or the “Company”) and no representation or warranty, either express or implied, is being made by JCHC or any person acting on its behalf as to the accuracy or completeness of the information which is furnished to you in connection with JCHC’s presentation, whether orally or in writing, and no liability to JCHC or its affiliates shall result from the use of the information or any inaccuracies or errors therein or omissions therefrom; and nothing related to JCHC’s presentation may be relied upon as a promise or representation, whether as to the past or the future. The statements in this presentation that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include without limitation any statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," “should” and other similar expressions. All forward-looking statements involve risks, uncertainties and contingencies which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, we caution you that any of these assumptions may be inaccurate and, therefore, the Company’s actual results could differ materially from those contained herein. Additional detailed information concerning a number of factors that could cause actual results to differ from the information that management may give you is detailed in the Company’s annual report and quarterly report, which are available on our investor website. Forward-looking statements speak only as of today’s date and we do not undertake any obligation to update publicly any such statement. Non-GAAP Financial Measures EBITDA, adjusted EBITDA and margins thereon are “non-GAAP financial measures” presented as supplemental measures of the Company’s performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating its performance over time. However, EBITDA, adjusted EBITDA and margins thereon have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP. In addition, in evaluating EBITDA, adjusted EBITDA and margins thereon, you should be aware that the adjustments may vary from period to period. The Company’s presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. This presentation provides a reconciliation of net loss to EBITDA and adjusted EBITDA, the most directly comparable GAAP performance measure. Safe Harbor Statement 1

Q3-2016 Operating Results Highlights

JACK COOPER

(000's)	QTD 9/30/2016	QTD 9/30/2015	Change	YTD 9/30/2016	YTD 9/30/2015	Change
Consolidated Revenues (before FSC)	$ 157,391	$ 177,883	$ (20,492)	$ 493,349	$ 512,280	$ (18,931)
Fuel surcharge	5,785	10,102	(4,317)	14,787	31,881	(17,094)
Consolidated Revenues (including FSC)	$ 163,176	$ 187,985	$ (24,809)	$ 508,136	$ 544,161	$ (36,025)
Net loss	$ (8,554)	$ (9,920)	$ 1,366	$ (20,826)	$ (52,063)	$ 31,237
Provision for income taxes	166	79	87	604	742	(138)
Interest expense, net	11,593	11,634	(41)	34,079	32,993	1,086
Depreciation and amortization	12,136	12,563	(427)	37,587	38,085	(498)
EBITDA	$ 15,341	$ 14,356	$ 985	$ 51,444	$ 19,757	$ 31,687
EBITDA	$ 15,341	$ 14,356	$ 985	$ 51,444	$ 19,757	$ 31,687
Other, net	527	3,298	(2,771)	(1,832)	5,709	(7,541)
Legacy workers compensation	-	24	(24)	-	(59)	59
(Gain) loss on disposal of property and equipment	130	430	(300)	1,558	1,731	(173)
Professional fees	70	152	(82)	144	576	(432)
Stock based compensation	212	200	12	633	694	(61)
Severance and employment agreement charges	796	231	565	1,528	410	1,118
Pension withdrawal liability	-	342	(342)	2,863	579	2,284
Goodwill and intangible asset impairment	-	-	-	-	15,352	(15,352)
Adjusted EBITDA	$ 17,076	$ 19,033	$ (1,957)	$ 56,338	$ 44,749	$ 11,589
Net Earnings Margin (before FSC)	-5.4%	-5.6%	14 bp	-4.2%	-10.2%	594 bp
AEBITDA Margin (before FSC)	10.8%	10.7%	15 bp	11.4%	8.7%	268 bp

2

3 On September 15, 2016, members of the Teamsters voted to reject the proposed national master freight carhaul agreement. Both parties have mutually agreed to keep all terms and provisions of the Master Agreement in effect until a new agreement is entered into. Liquidity: $53.1 million and $77.6 million drawn on the Credit Facility with cash on hand of $3.8 million and $42.0 million at September 30, 2016 and November 2, 2016, respectively. Other Updates